EXHIBIT 1


                             STEINER LEISURE LIMITED

                             SHARE OPTION AGREEMENT


                  This Agreement (this "Agreement") is made as of March 27, 1998, by and between Steiner Leisure Limited, a Bahamas international business company (the "Company"), and the undersigned employee ("Employee").

                  Pursuant to the Steiner Leisure Limited 1996 Share Option and Incentive Plan (the "Plan"), the Company hereby grants to Employee, as of March 27, 1998, options (the "Options") to purchase Fifty Three Thousand Five Hundred Sixty Five (53,565) of the Company's common shares, par value (U.S.) $.01 per share (the "Shares"), at $34.5417 per share (the "Exercise Price") upon the following terms and conditions. Capitalized terms not otherwise defined herein shall have the same meaning as in the Plan.

                  1. EXERCISE OF OPTIONS. The Options shall become exercisable in accordance with the following schedule: one-third (rounded down, if necessary, to the next whole number) shall become exercisable on March 27, 1999; one-third (rounded down, if necessary, to the next whole number) shall become exercisable on March 27, 2000; and one-third (rounded up, if necessary, to the next whole number) shall become exercisable on March 27, 2001. The Options shall expire on March 26, 2008.

                  2. TRANSFER AND EXERCISE. The Options are not transferable otherwise than by will or the laws of descent and distribution and, in addition to the other limitations set forth herein, are exercisable during the lifetime of Employee only by Employee. The Options are exercisable by Employee only while Employee is in active employment with the Company or a Subsidiary or within thirty (30) days after termination of such employment, except (i) during the three-year period after a participant's death, Disability or Retirement; (ii) during a three-year period commencing on the date of Employee's termination of employment by the Company or a subsidiary, other than for cause; or (iii) during a three-year period commencing on the date of termination by Employee, or the Company or a Subsidiary, of employment after a Change in Control unless such termination of employment is by the Company or a Subsidiary for cause. The Options that are not yet vested and exercisable shall be forfeited upon the termination of employment of Employee (other than as a result of death, Disability, Retirement or a Change in Control) by the Company or any Subsidiary unless such termination is by the Company or a Subsidiary and is in violation of the terms of an employment or similar agreement to which the Employee and the Company and/or, as the case may be, a Subsidiary are parties (a "Violation Termination"). In the event of a Violation Termination, all Options held by the Employee which are not yet vested and exercisable shall become vested and exercisable at the effective time of such Violation Termination.




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                  3. PROCEDURE FOR EXERCISE. The Options shall be exercisable by written notice in the form attached hereto as Exhibit A (the "Exercise Notice"). Such written notice shall be addressed to the Secretary of the Company, signed by the Employee and delivered pursuant to Section 10, below. Options shall be deemed to be exercised upon delivery to the Company of such written notice, upon which the Company will issue and deliver to Employee the number of Shares as to which the options were exercised. Notwithstanding the foregoing, Options may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation or any requirement of the Nasdaq Stock Market, Inc. or other market or exchange upon which the Shares may then be traded or listed (collectively, the "Rules"). As a condition to the exercise of an Option, the Company may require Employee to make such representations or warranties to the Company as the Company may deem appropriate under the Rules.

                  4. PAYMENT OF EXERCISE PRICE.

                  The Exercise Price for the number of shares for which Options are being exercised shall be paid on, or within ten (10) days after the date of exercise:

                    (i)  in cash (by certified or bank cashier's check);

                    (ii) by tender to the Company of whole  Shares then owned by the Employee having a Fair Market Value (as defined below) on the date of exercise at least equal to the Exercise Price, provided that, in the case of Shares acquired directly from the Company, such Shares have been held for at least six months;

                   (iii) a combination of the foregoing; or

                    (iv) on such other terms and conditions as the  Compensation
                         Committee of the Company (or, if such committee is not in existence, the Board of Directors of the Company; in either case, hereinafter, the "Committee") may approve.

                  For purposes of this Agreement, "Fair Market Value" means the mean of the high and low prices reported per Share as quoted on the Nasdaq National Market or the Nasdaq Small Cap Market.

                  5. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC. In the event of any change in the outstanding Shares of the Company by reason of any share split, share dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change or in the event of any special distribution to the shareholders, the Committee shall make such equitable adjustments in the number of Shares and prices per Share applicable to the Options as the Committee determines are necessary and appropriate. Any such adjustment shall be conclusive and binding for all purposes of the Plan.



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                  6. TAX WITHHOLDING. In order to enable the Company to meet any applicable federal, state or local withholding tax requirements arising as a result of the exercise of Options, Employee shall pay the Company the amount of tax to be withheld or may elect to satisfy such obligation by delivering to the Company other Shares owned by Employee prior to exercising the Options, or a payment consisting of a combination of cash and such Shares, or by having the Company withhold Shares that otherwise would be delivered to Employee pursuant to the exercise of the Options for which the tax is being withheld. Such an election shall be subject to the following: (i) the election shall be made in such manner as may be prescribed by the Committee and (ii) the election shall be made prior to the date to be used to determine the tax to be withheld and shall be irrevocable. The value of any Share to be delivered or withheld by the Company shall be the Fair Market Value on the date to be used to determine the amount of tax to be withheld.

                  7. SHARES SUBJECT TO PLAN. The Shares awarded pursuant to the Plan are subject to all of the terms and conditions of the Plan, the terms of which are hereby expressly incorporated and made a part hereof. Any conflict between this Agreement and the Plan shall be controlled by, and settled in accordance with the terms of the Plan. Employee acknowledges that Employee has received, read and understood the provisions of the Plan and agrees to be bound by its terms and conditions.

                  8. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Employee or by the Company forthwith to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on the Company and on Employee.

                  9. NOT A CONTRACT OF EMPLOYMENT. This Agreement shall not be deemed to constitute an employment contract between the Company and Employee or to be a consideration or an inducement for the employment of Employee.

                  10. NOTICES. Any notice required or permitted hereunder shall be given in writing and deemed delivered when (i) personally delivered, (ii) sent by facsimile transmission and a confirmation of the transmission is received by the sender, or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as Federal Express, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate.

                  11. FURTHER INSTRUMENTS. The parties agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

                  12. ENTIRE AGREEMENT; GOVERNING LAW; SEVERABILITY. The Plan and Exercise Notice are incorporated herein by reference. This Agreement, the Plan and the Exercise Notice constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof, and shall be interpreted



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in accordance  with, and shall be governed by, the laws of The Bahamas,  subject to any applicable United States federal or state securities laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

EMPLOYEE:                                     STEINER LEISURE LIMITED

/S/ CLIVE E. WARSHAW                          /S/ LEONARD I. FLUXMAN
----------------------------                  ----------------------------------
Clive E. Warshaw                              By: Leonard I. Fluxman
                                              Chief Operating Officer and
CLIVE E. WARSHAW                              Chief Financial Officer
----------------------------
Print Name

Address and Facsimile Number:                 Address and Facsimile Number:

----------------------------                  c/o CT Maritime Services, L.C.
----------------------------                  1007 North America Way, 4th Fl.
----------------------------                  Miami, Florida  33132
----------------------------                  Facsimile:  (305) 372-9310


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                                    EXHIBIT A


                                 EXERCISE NOTICE


Steiner Leisure Limited
c/o CT Maritime Services, L.C.
1007 North America Way
4th Floor
Miami, Florida  33132

Attention:  Secretary

                  1. EXERCISE OF OPTION. Effective as of the date indicated below, the undersigned ("Employee") hereby elects to exercise ____________ of the Employee's options (the "Options") to purchase common shares (the "Shares") of Steiner Leisure Limited (the "Company") under and pursuant to the Company's 1996 Share Option and Incentive Plan (the "Plan"), and the Share Option Agreement by and between the Company and the Employee dated as of March 27, 1998 (the "Option Agreement").

                  2. REPRESENTATIONS OF EMPLOYEE. Employee acknowledges that Employee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions. References herein to this "Agreement" include this Exercise Notice and the Plan, and the Option Agreement, all of which are incorporated herein by reference as provided in
Section 7, below.

                  3. COMPLIANCE WITH SECURITIES LAWS. Notwithstanding any other provisions of the Option Agreement to the contrary, Employee understands and acknowledges that the exercise of any rights to purchase Shares is expressly conditioned upon compliance with the Securities Act of 1933, as amended, all applicable state securities laws and all applicable requirements of the Nasdaq Stock Market, Inc. or other market or exchange on which the Shares may be traded or listed at the time of exercise of the Options. Employee agrees to cooperate with the Company to ensure compliance with such laws and requirements.

                  4. TAX CONSULTATION. Employee understands that Employee may suffer adverse tax consequences as a result of Employee's purchase or disposition of the Shares. Employee represents that Employee has consulted with any tax consultants Employee deems advisable in connection with the purchase or disposition of the Shares and that Employee is not relying on the Company for any tax advice.

                  5. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. This


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Agreement  shall be  binding  upon  Employee  and his or her  heirs,  executors, administrators, successors and permitted assigns.

                  6. DELIVERY OF PAYMENT. Employee herewith delivers (or, within ten (10) days after the date of exercise, will deliver) to the Company the full exercise price for the Shares. Employee hereby elects to pay the full exercise price (check the appropriate box):

                 |_|   by certified or bank cashier's check;

                 |_|   by tender to the Company of  Shares  in  accordance  with
                        Section 4(ii) of the Option Agreement;

                 |_|   by a combination of the foregoing.


                  7. ENTIRE AGREEMENT; GOVERNING LAW; SEVERABILITY. The Plan, and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof, and shall be interpreted in accordance with, and shall be governed by, the laws of The Bahamas, subject to any applicable United States federal or state securities laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.


Submitted by:                                 Accepted by:


EMPLOYEE:                                     STEINER LEISURE LIMITED



----------------------------                  By:-------------------------------
Clive E. Warshaw                                 Leonard I. Fluxman
                                                 Chief Operating Officer and
Print Name                                       Chief Financial Officer
CLIVE E. WARSHAW
----------------------------

Date:-----------------------